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                                                                     Exhibit 5.1

                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                              41 South High Street
                            Columbus, Ohio 43215-6194
                            Telephone: (614) 227-2000
                            Facsimile: (614) 227-2100


                                December 16, 2002



CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092


         Re:      Registration Statement on Form S-8
                  CheckFree Corporation 401(k) Plan (the "Plan")

Ladies and Gentlemen:

         We have acted as counsel for CheckFree Corporation, a Delaware corporation ("CheckFree"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by CheckFree with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an additional 1,000,000 shares of CheckFree common stock, $.01 par value (the "Shares"), to be issued under the Plan.

         In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                     Very truly yours,

                                     /s/ Porter, Wright, Morris & Arthur LLP

                                     Porter, Wright, Morris & Arthur LLP